REMINDER MEMBER PROXYGRAM #1

[This reminder note accompanies a proxy card and return envelope sent to high vote customers shortly after the initial mailing. For subsequent reminders, we may use one or both of the next two pages.]

NORTH PENN BANK [LOGO]

PLEASE VOTE AND RETURN

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you,

please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed Proxy Reply Envelope.

NORTH PENN BANK’S BOARD OF DIRECTORS ASKS THAT YOU VOTE

“FOR” THE PLAN OF CONVERSION AND REORGANIZATION

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PROPOSAL

VOTING DOES NOT OBLIGATE YOU TO PURCHASE COMMON STOCK

DURING THE NEW NORTH PENN BANCORP, INC. STOCK OFFERING

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE

ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF,

MANAGEMENT OR YOUR NORTH PENN BANK DEPOSIT ACCOUNTS OR LOANS

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Stock Information Center, toll-free, at 1-(            )             -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

NOTE: This can be printed on 8  1/2 ” x 11” yellow paper.

REMINDER MEMBER PROXYGRAM #2

R E M I N D E R . . .

HAVE YOU VOTED YET?

PLEASE VOTE BY RETURNING

THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted

the Proxy Card(s) we mailed to you.

Our Board of Directors urges you to vote “FOR” the Plan of

Conversion and Reorganization.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PROPOSAL.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE ENCLOSED REPLACEMENT

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK

DURING THE NEW NORTH PENN BANCORP, INC. STOCK OFFERING,

NOR DOES IT AFFECT YOUR NORTH PENN BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates.

QUESTIONS?

Please call our Stock Information Center, toll-free, at 1-(            )             -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

North Penn Bank [LOGO]

NOTE: This is printed on 8  1/2” x 11” blue paper.

REMINDER MEMBER PROXYGRAM #3

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN

In order to implement our proposed Plan of Conversion and Reorganization,

we must obtain the approval of our depositors.

If you are unsure whether you voted, please promptly

vote the enclosed replacement Proxy Card.

Your vote cannot be counted twice!

OUR BOARD OF DIRECTORS ASKS THAT YOU VOTE

“FOR” THE PLAN OF CONVERSION.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates.

QUESTIONS?

Please call our Stock Information Center, toll-free, at 1-(            )             -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

North Penn Bank [LOGO]

NOTE: This is printed on 8  1/2” x 11” green paper.

REGISTERED SHAREHOLDER VOTE REMINDER LETTER

[North Penn Bancorp, Inc. Letterhead]

Note: Beneficial Owners will receive ADP’s standard vote reminder flyer.

Dear Shareholder:

We recently mailed you proxy materials in connection with our upcoming Special Meeting of Shareholders, to be held on                             , 2007. According to our records, we have not received your proxy vote. For your convenience, we have enclosed another proxy card. You may mail the proxy card using the reply envelope provided.

Please note that your vote counts. It is very important that your shares be voted, regardless of the number of shares you own!

Please disregard this letter if you have already voted.

Thank you for your cooperation and your continued support.

Sincerely,

Frederick Hickman

President and Chief Executive Officer

COMMUNITY MEETING INVITATION

[included in initial mailing package]

North Penn Bancorp, Inc. [LOGO]

You’re Invited!

You are cordially invited to a Community Meeting to learn

more about the offering of New North Penn Bancorp, Inc. common stock and the conversion of North Penn Bank.

Senior executives of North Penn Bank will present information and answer your questions.

DATE

TIME

PLACE

ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Stock Information Center

toll-free at 1-(            )             -             ,

From 10:00 a.m. to 4:00 p.m. Eastern time,

Monday through Friday

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT

[Optional – requires that a community offering be underway]

New North Penn Bancorp, Inc.

Proposed Holding Company for North Penn Bank

UP TO 1,265,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

New North Penn Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from New North Penn Bancorp, without sales commissions, during the offering period.

This offering expires at 12:00 Noon, Eastern time on                     , 2007.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(            )             -            ,

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

North Penn Bank [Logo]

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE/MEETING NEWSPAPER ADVERTISEMENT

[Optional – requires that a community offering be underway]

New North Penn Bancorp, Inc.

Proposed Holding Company for North Penn Bank

UP TO 1,265,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

New North Penn Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from New North Penn Bancorp without sales commissions or fees during the offering period.

You Are Cordially Invited....

To an informational meeting to learn about the offering of New North Penn Bancorp common stock and our Plan of Conversion and Reorganization

[DATE]

_:00 _.m.

[Location]

[Street]

[City]

To receive a Prospectus and stock order form, you may call or visit our Stock Information Center, from Monday through Friday, 10:00 a.m. to 4:00 p.m., except on bank holidays. The Stock Information Center is located at North Penn Bank’s main office, 216 Adams Avenue, Scranton, PA. The Stock Information Center’s toll-free number is 1-(        )         -        .

THIS OFFERING EXPIRES AT 12:00 NOON EASTERN TIME, ON                     , 2007.

North Penn Bank [Logo]

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – VOTE ONLY

[NOTE: This notice or the following notice should be printed by North Penn Bank and placed in branches, in one or more ways: on an easel, on the front doors, at teller windows, on counters, at customer service/branch manager’s desk.]

HAVE YOU VOTED YET?

We would like to remind depositors to vote on the

Plan of Conversion and Reorganization.

•  The Plan will not result in changes to our Board of Directors, staff or your account relationships with North Penn Bank.

•  Your deposit accounts will continue to be insured by the FDIC,

up to the maximum legal limits.

•  Voting does not obligate you to purchase shares of New North Penn Bancorp, Inc.

common stock during the offering.

Our Board of Directors asks that you join them in

voting “FOR” the proposal.

If you have questions, call our Stock Information Center, toll-free, at 1-(        )         -

From 10:00 a.m. to 4:00 p.m., Monday through Friday

Our Stock Information Center is located at 216 Adams Avenue,

Scranton, PA 18503

North Penn Bank [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the FDIC or any other government agency.

BRANCH LOBBY POSTER – VOTE & BUY - Optional

TIME IS RUNNING OUT!

We are conducting an offering of shares of our common stock

UP TO 1,265,000 SHARES

COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON                              , 2007

******************************

HAVE YOU VOTED YET?

We would like to remind our depositors to vote on the

Plan of Conversion and Reorganization.

Please vote and return the Proxy Card(s) we mailed to you in the

Proxy Reply Envelope provided.

•  The Plan will not result in changes to your account relationships with North Penn Bank.

•  Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•  Voting does not obligate you to purchase shares of New North Penn Bancorp, Inc. common stock during the offering.

If you have questions about the Stock Offering or voting,

call our Stock Information Center, toll-free, at 1-(            )             -

From 10:00 a.m. to 4:00 p.m., Monday through Friday

Our Stock Information Center is located at our main office,

216 Adams Avenue, Scranton, PA

North Penn Bancorp, Inc. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT VOTE REMINDER CLAUSE - optional

In August, you may have received a large envelope containing proxy card(s) to be used to vote on our organization’s Plan of Conversion and Reorganization. If you received proxy card(s), but have not voted, please do so. If you have questions about voting, call our Stock Information Center, toll free, at 1-(        )         -        , Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. Thank you.

NOTE: This optional reminder can be printed in a “notice” section of bank statements. Alternatively, statement can include a slip of paper printed with this reminder.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR SIGNATURE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE

EACH CARD . . .

NONE ARE DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Dear Sir/Madam:

At the request of New North Penn Bancorp, Inc., we are enclosing materials regarding the offering of shares of New North Penn Bancorp common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Ryan Beck & Co, Inc. has been retained by New North Penn Bancorp as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

D

Dear Valued Customer:

I am pleased to inform you that we recently adopted a plan of conversion and reorganization (the “Plan”) whereby our organization will convert from the partially public mutual holding company form to the fully public stock holding company structure through the sale of shares of New North Penn Bancorp, Inc. common stock. In the stock holding company structure, all of North Penn Bank’s stock will be owned by New North Penn Bancorp, and all of New North Penn Bancorp’s stock will be owned by the public. As part of the Plan, the shares of common stock owned by existing public shareholders of North Penn Bancorp, Inc. will be exchanged for common stock of New North Penn Bancorp. Enclosed you will find a Proxy Statement with important information about the Plan and the proxy vote.

Although we have received conditional regulatory approval to implement the Plan, we must also receive the approval of our depositors. YOUR VOTE IS IMPORTANT TO US – NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. You may have received more than one proxy card, depending on the ownership structure of your North Penn Bank deposit accounts. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Our Board of Directors urges you to vote “FOR” the Plan.    Please note:

•	Our business focus will not change. The proceeds resulting from the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

•	Existing deposit accounts and loans will not undergo any change.

•	Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

Although you may vote on the Plan, we regret that New North Penn Bancorp is unable to sell its common stock to you because the small number of depositors in your state makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical. Therefore, we have not enclosed a Stock Order Form.

If you have any questions about voting on the Plan, please refer to the enclosed information or call our Stock information Center at the number shown below.

I thank you for your continued support as a customer of our Bank.

Sincerely,

Frederick L. Hickman President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(      )-        ,

From 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday

B

Dear Valued Customer:

I am pleased to tell you about an opportunity to invest in New North Penn Bancorp, Inc. and, just as importantly, to request your vote on our proposed plan of conversion and reorganization (the “Plan”). Pursuant to the Plan, our organization will convert from the partially public mutual holding company form to the fully public stock holding company structure through the sale of common stock of New North Penn Bancorp, which will be renamed North Penn Bancorp, Inc. upon conclusion of the offering. In the stock holding company structure, all of North Penn Bank’s stock will be owned by New North Penn Bancorp and all of New North Penn Bancorp’s stock will be owned by the public. As part of the Plan, the shares of common stock owned by existing public shareholders of North Penn Bancorp, Inc. will be exchanged for common stock of New North Penn Bancorp. Enclosed you will find a Prospectus and a Proxy Statement with important information about the Plan, the stock offering and the proxy vote.

THE PROXY VOTE

Although we have received conditional regulatory approval to implement the Plan, we must also receive the approval of our depositors. YOUR VOTE IS IMPORTANT TO US – NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. You may have received more than one Proxy Card, depending on the ownership structure of your accounts at North Penn Bank. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Our Board of Directors urges you to vote “FOR” the Plan.    Please note:

•	Our business focus will not change. The proceeds resulting from the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

•	Existing deposit accounts and loans will not undergo any change.

•	Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

THE STOCK OFFERING

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible North Penn Bank customer, you have a nontransferable right, but no obligation, to buy shares of New North Penn Bancorp common stock before any shares are offered for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 12:00 Noon, Eastern time, on                  , 2007. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

After the offering concludes, New North Penn Bancorp common stock is expected to be quoted on the OTC Bulletin Board.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a customer of North Penn Bank.

Sincerely,

Frederick L. Hickman

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(      )       -        ,

From 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday

V

Dear Friend:

I am pleased to tell you about an investment opportunity. Our Board of Directors has adopted a plan of conversion and reorganization (the “Plan”) whereby our organization will convert from the partially public mutual holding company form to the fully public stock holding company structure through the sale of shares of New North Penn Bancorp, Inc. common stock.

New North Penn Bancorp is offering shares of its common stock at a price of $10.00 per share. No sales commission will be charged to purchasers in this stock offering. In the stock holding company structure, all of North Penn Bank’s stock will be owned by New North Penn Bancorp, and all of New North Penn Bancorp’s stock will be owned by the public. As part of the Plan, the shares of common stock owned by existing public shareholders of North Penn Bancorp will be exchanged for common stock of New North Penn Bancorp.

As a former account holder, you have a nontransferable right, without any obligation, to purchase shares of common stock before shares are offered for sale to the general public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of New North Penn Bancorp common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 Noon, Eastern time, on                  , 2007.

After the offering concludes, New North Penn Bancorp common stock is expected to be quoted on the OTC Bulletin Board.

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Frederick L. Hickman President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(      )-        ,

From 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday

F

Dear Friend:

I am pleased to tell you about an investment opportunity. New North Penn Bancorp, Inc. is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of New North Penn Bancorp common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 Noon, Eastern time, on                  , 2007.

After the offering concludes, New North Penn Bancorp common stock is expected to be quoted on the OTC Bulletin Board.

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Frederick L. Hickman President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(      )-        ,

From 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday

C

Q

&

     A

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section, beginning on page     .

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interest of North Penn Bank, our customers, our shareholders and the communities we serve.

Q.	What is the conversion?

A.	Pursuant to a plan of conversion and reorganization adopted by our board of directors, our organization will convert from the partially public mutual holding company structure to a fully-public ownership structure. Currently, North Penn Mutual Holding Company owns 53.7% of North Penn Bancorp, Inc.’s common stock. The remaining 46.3% of North Penn Bancorp, Inc.’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called New North Penn Bancorp, Inc., will become the parent holding company of North Penn Bank. North Penn Bancorp, Inc. and North Penn Mutual Holding Company will cease to exist, and New North Penn Bancorp, Inc. will be renamed “North Penn Bancorp, Inc.” once the conversion has been completed.

Shares of common stock of New North Penn Bancorp, Inc. representing the 53.7% ownership interest of North Penn Mutual Holding Company in North Penn Bancorp, Inc. are currently being offered for sale to eligible depositors of North Penn Bank, and, possibly, to the public. At the completion of the conversion, public shareholders of North Penn Bancorp, Inc. will exchange their shares of North Penn Bancorp, Inc. common stock for shares of common stock of New North Penn Bancorp, Inc.

Q.	What is the relationship between North Penn Bancorp, Inc. and New North Penn Bancorp, Inc.?

A.	As described above, New North Penn Bancorp, Inc. will become the new holding company for North Penn Bank. Upon the completion of the conversion and offering, the existing North Penn Bancorp, Inc. will cease to exist and New North Penn Bancorp, Inc. will change its name to North Penn Bancorp, Inc. When shares of common stock are issued at the conclusion of the conversion, they will be issued in the name of North Penn Bancorp, Inc., and the shares will trade under that name.

Q.	What are the reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for North Penn Bancorp, Inc. common stock, structure our business in a form that will provide access to capital markets, and facilitate acquisitions of other financial institutions.

Q.	Will customers notice any change in North Penn Bank’s day-to-day activities as a result of the conversion?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our management, staff or branches. We will continue to operate as an independent bank.

Q.	Will the conversion affect customers’ deposit accounts or loans?

A.	No. The conversion will not affect the balance or terms of deposits or loans, and deposits will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation. Deposit accounts are not being converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	New North Penn Bancorp, Inc. is offering for sale between 935,000 and 1,265,000 shares of common stock at $10.00 per share. No commission will be charged to purchasers in the offering.

Q.	Who is eligible to purchase stock in the Subscription Offering?

A.	Pursuant to our plan of conversion and reorganization, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of priority:

Priority #1—North Penn Bank depositors with aggregate balances of at least $50 on December 31, 2005;

Priority #2—Our employee stock ownership plan;

Priority #3—North Penn Bank depositors with aggregate balances of at least $50 on June 30, 2007; and,

Priority #4—North Penn Bank depositors on July 31, 2007.

If all shares are not subscribed for in the Subscription Offering, New North Penn Bancorp, Inc. may choose to offer the shares to the general public in a Direct Community Offering. The Direct Community Offering, if any, may commence during the Subscription Offering or just after the Subscription Offering concludes.

If a Direct Community Offering is conducted, shares will be offered with a preference given first to natural persons residing in Lackawanna or Monroe Counties, Pennsylvania. Second preference will be granted to North Penn Bancorp, Inc. public shareholders as of July 31, 2007.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.

Q.	How can I buy shares during the Offering?

A.	Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form, or (3) by hand-delivery to the Stock Information Center, located at North Penn Bank’s main office in Scranton, PA. Stock Order Forms may NOT be delivered to any other North Penn Bank offices.

20

Q.	What is the deadline for purchasing shares?

A.	An executed Stock Order Form with the required full payment must be physically received by us, using an accepted method of delivery as described above, by no later than 12:00 Noon, Eastern time, on , 2007.

Q.	How can I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable directly to “New North Penn Bancorp, Inc.” These will be cashed upon receipt. You may not remit North Penn Bank line of credit checks, and we will not accept wire transfers or third party checks, including those payable to you and endorsed over to New North Penn Bancorp, Inc.

(2)	By authorizing a direct withdrawal of funds from your North Penn Bank deposit account(s). The order form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. The types of North Penn Bank deposit accounts that may be used for this purpose are outlined on the Stock Order Form. The funds designated must be available within the account(s) at the time the order form is received.

Q.	Can I use my North Penn Bank IRA or IRA’s held elsewhere, to purchase the shares?

A.	You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at North Penn Bank or elsewhere, please call the Stock Information Center as soon as possible – preferably two weeks before the , 2007 offering deadline.

Q.	Can I use a loan from North Penn Bank to pay for shares?

A.	No. North Penn Bank, by regulation, may not extend a loan for the purchase of New North Penn Bancorp, Inc. common stock in the offering. Similarly, you may not use existing North Penn Bank line of credit checks to purchase stock in the offering.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by check or money order, you will earn interest calculated at North Penn Bank’s passbook savings rate from the day we process your check or money order until the closing of the conversion. At that time, we will issue you a check for interest earned on those funds. If you pay for the shares by authorizing a direct withdrawal from your North Penn Bank deposit account(s), your funds will continue earning interest during the offering at the applicable contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit account held jointly, is 17,500 ($175,000). Also, no person, together with associates of, or persons acting in concert with such person, may purchase more than 35,000 shares ($350,000). Current North Penn Bancorp, Inc. shareholders are subject to these purchase limitations and to an overall ownership limitation. More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the section of the Prospectus titled “The Conversion and Offering – Limitations on Purchases of Shares.”

Q.	Is it possible that I will not receive any or all of the shares I ordered?

A.	Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund, plus interest, based upon your method of payment.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible depositor?

A.	No, subscription rights are non-transferable! Certain North Penn Bank depositors have non-transferable rights to purchase shares in the subscription offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible depositor(s), as described in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible depositors’ subscription rights in the offering.

Q.	Will the stock be insured?

A.	No. Like any common stock, New North Penn Bancorp, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	After the conversion and offering, we intend to continue to pay cash dividends on a quarterly basis. The amount of dividends that we intend to pay to our shareholders following the conversion is intended to be substantially consistent with the current amount of dividends per share paid by North Penn Bancorp, Inc. on its common stock, as adjusted for the exchange ratio. However, the continued payment of dividends will depend upon our capital requirements, our financial condition and results of operations, economic conditions and other considerations. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

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Q.	How will New North Penn Bancorp, Inc.’s shares trade?

A.	Upon completion of the conversion and stock offering, the shares of common stock of New North Penn Bancorp, Inc. will replace existing shares of North Penn Bancorp Inc., and we expect the new shares will be traded on the OTC Bulletin Board. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell New North Penn Bancorp, Inc. shares in the future. Purchasers may not be able to sell the shares of common stock they ordered in our offering until their stock certificate is delivered to them, even though the common stock will have begun trading.

Q.	Are officers and directors of North Penn Bancorp, Inc. planning to purchase stock?

A.	Yes. The executive officers and directors of North Penn Bancorp, Inc., together with their associates, plan to purchase, in the aggregate, 44,146 shares, which equals 4.0% of the common stock that would be sold at the midpoint of the offering range.

Q.	Can I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your order cannot be modified or withdrawn.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	A Stock Information Center has been established at North Penn Bank’s main office, in Scranton, PA. You may visit the Stock Information Center or call, toll-free, at 1-( ) - , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Center is not open on weekends or on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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